UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017 (February 23, 2017)

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On February 23, 2017, Micronet Ltd. (the “Subsidiary”), a subsidiary in which Micronet Enertec Technologies, Inc. (the “Company”) has an equity interest, filed an immediate report with the Tel Aviv Stock Exchange (the “TASE”) announcing the closing of its previously announced underwritten public offering (the “Offering”). The Subsidiary sold an aggregate of 5,468,900 its ordinary shares in the offering. The offering price to the public was NIS 0.1 per share and gross proceeds to the Subsidiary were approximately $2.7 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Subsidiary. As reported by the Subsidiary in its TASE report, the Subsidiary intends to use the net proceeds from this offering for general corporate purposes and for general working capital. The Company participated in the Offering and purchased an aggregate of 140,000 shares of the Subsidiary.

As a result of the Offering, the Company’s ownership interest of the Subsidiary had been diluted from an ownership stake of 62.9% of the issued and outstanding shares of the Subsidiary to 49.31% of the issued and outstanding shares of the Subsidiary. In order to maintain a controlling interest of the Subsidiary, on February 27, 2017, the Company purchased an additional 140,000 shares of the Subsidiary in a separate transaction with a shareholder of the Subsidiary. In addition, on February 28, 2017, Mr. David Lucatz, the President and Chief Executive Officer of the Company, executed an irrevocable proxy assigning his voting power over 45,000 shares of the Subsidiary for the benefit of the Company. As a result, the Company’s voting interest of the Subsidiary was increased to 50.07% of the issued and outstanding shares of the Subsidiary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: February 28, 2017	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

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